Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

April 14, 2008

The Board of Directors
Physical Property Holdings Inc.
23/F, AIA Tower
No. 183 Electric Road
North Point
Hong Kong

Dear Sirs

Physical Property Holdings Inc. (the “Company”)

We consent to the inclusion in Form 10-K of the Company for the year ended December 31, 2007 of our report dated April 14, 2008, relating to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2007.

Yours faithfully

Mazars CPA Limited
Certified Public Accountants
Hong Kong